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                                                                    EXHIBIT 99.1

CONTACT:
Elaine Parfitt
Chief Financial Officer
Integral Systems, Inc.
Phone:  301-731-4233
Fax:  301-731-9606

                   INTEGRAL SYSTEMS ACQUIRES SAT CORPORATION

Lanham, Md., September 6, 2000 -- Integral Systems, Inc. (NASDAQ: ISYS) today announced its acquisition of SAT Corporation (SAT). SAT is a privately held company and worldwide supplier of automatic signal monitoring systems and networks for satellite and terrestrial monitoring applications.

Under the terms of the acquisition agreement, Integral issued 650,000 shares of its common stock to Mr. Herbert Pardula, SAT's Chief Executive Officer and sole shareholder, in a transaction valued at approximately $10.0 million. Integral intends to account for the acquisition using the pooling of interests method of accounting. For the fiscal year ended March 31, 2000, SAT earned $7.9 million in revenue and posted $450,000 of income before taxes (unaudited).

Steven R. Chamberlain, Chairman and Chief Executive Officer for Integral, commented, "The acquisition of SAT is a natural fit for us and instantly expands our product offerings to our commercial client base. We intend to leave SAT as a stand-alone operating entity, and are excited about the possibilities and opportunities that this acquisition will afford us. Mr. Pardula has been retained by SAT to ensure a smooth integration between our two organizations."

Mr. Pardula stated: "The industry name recognition of Integral Systems coupled with Integral's financial muscle will allow SAT to aggressively pursue larger contracts to accelerate its revenue and profit growth. We expect to immediately begin working together to jointly market Integral's and SAT's companion products to satellite owners/operators to offer single vendor system solutions.

Founded in 1982, Integral Systems is a leading provider of satellite ground systems and has supported over 100 different satellite missions for communications, science, meteorological and earth resource applications. The Company continues to enhance its current position in government and commercial marketplaces by offering innovative software products and custom services for ground system development and integration. Customers throughout the world are now using Integral Systems' EPOCH 2000 software product, the world's first commercial-off-the-shelf satellite command and control software package. The Orbit Analysis System (OASYS) module of EPOCH 2000 also is sold as a stand-alone product and allows operators to perform satellite orbit determination and control. In addition to these products, the Company provides systems for satellite payload processing, spacecraft integration and test, simulation, and environmental monitoring. Integral Systems has more than 220 employees working at Company headquarters in Lanham, Maryland, and at other U.S. locations.

Except for statements of historical facts, this news release contains forward-looking statements about the Company. Such statements are subject to risks and uncertainties, including the risks associated with acquiring and integrating other companies, the Company's reliance on contracts funded by the U.S. Government, competition in the ground systems industry, rapid technological changes in the satellite industry and those other risks noted in the Company's SEC filings, which may cause actual results to differ materially.

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